Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings of the September 30, 2017 Quarter

Company Release – 10/18/2017

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended September 30, 2017 of $2.8 million, or $.30 per diluted share, compared to $1.8 million, or $.19 per diluted share, for the three months ended September 30, 2016. Net income for the nine months ended September 30, 2017 was $6.2 million, or $.67 per diluted share, compared to $4.6 million, or $.50 per diluted share, for the nine months ended September 30, 2016.

“We are very pleased with the third quarter’s results. Along with maintaining a strong Net Interest Margin, our C&I loan growth is $66 million, which represents an increase of 40% for the year. Our continued focus on commercial and specialty financing enabled The Provident to capture the New Hampshire U.S. Small Business Administration Leading 7(a) Loan Program Lender in Total Dollars for the fourth year in a row. We also received the Community Leader of the Year by the Export-Import Bank of the United States this year. These distinctions validate the momentum of The Provident’s strategy and business model. We will continue to innovate and invest in resources to differentiate the Bank, empower our customers and, in turn, help strengthen the overall economy in the regions we serve,” said David Mansfield, Chief Executive Officer of The Provident.

Net interest income before provision for loan losses increased by $1.5 million, or 22.7%, compared to the three months ended September 30, 2016 and increased by $4.2 million, or 21.5%, compared to the nine months ending September 30, 2016. The growth in net interest income this quarter over the prior year’s third quarter is primarily the result of an increase in our average interest earning assets of $124.5 million or 17.3% and an increase in net interest margin of 17 basis points to 3.89%. The growth in net interest income for the nine months ended September 30, 2017 compared to the nine months ended in the same period 2016 is primarily the result of an increase in average interest earning assets of $101.2 million or 14.3% and an increase of the net interest margin of 23 basis points to 3.87% for the nine months ended September 30, 2017.

Provision for loan losses of $1.0 million were booked for the three months ended September 30, 2017 compared to $163,000 for the same period in 2016. For the nine months ended September 30, 2017 $2.5 million of provisions were recognized compared to $484,000 for the nine months ended September 30, 2016. The changes in the provision and the allowance for loan losses were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends. The allowance for loan losses as a percentage of total loans was 1.44% as of September 30, 2017 compared to 1.36% as of December 31, 2016. The allowance for loan losses as a percent of non-performing loans was 193.59% as of September 30, 2017 compared to 542.98% as of December 31, 2016. Non-performing assets were $5.6 million, or 0.61%, to total assets as of September 30, 2017 compared to $1.4 million, or 0.18%, to total asset for the same period 2016. The Bank endeavors to work constructively to resolve its non-performing loans. The non-accrual loans as of September 30, 2017 is primarily composed of one commercial real estate property totaling $5.2 million. Based on management’s most recent evaluation, the Bank has assigned a specific reserve of $809,000 as of September 30, 2017.

Noninterest income increased $1.5 million, or 112.5% to $2.9 million for the three months ended September 30, 2017. For the nine months ended September 30, 2017, noninterest income increased $2.2 million, or 67.5%, to $5.5 million. The increases in both periods are primarily due to increased gains on sales of securities and income from service fees. Effective January 2018, the Company is adopting ASU (Accounting Standards Update) No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): “Recognition and Measurement of Financial Assets and Financial Liabilities.” This standard will require us to measure our equity investments at fair value with changes in fair value recognized in net income. In order to reduce potential quarterly volatility, the Company may divest more equity securities. As of September 30, 2017, the Company had securities with a total fair value of $12.6 million with a net unrealized gain of $2.7 million.

Noninterest expense increased $702,000, or 13.5%, to $5.9 million for the three months ended September 30, 2017. For the nine months ended September 30, 2017, noninterest expense increased $2.2 million, or 14.4%, to $17.4 million. The primary reason for the increase was salary expense. The increase in salary and employee benefits was $724,000, or 22.5%, for the three months ended September 30, 2017 and $1.8 million, or 19.4%, for the nine months ended September 30, 2017. The primary reason for the increase in salary and employee benefits was due to adding additional lenders and stock based compensation expense compared to the prior year.

As of September 30, 2017, total assets have increased $133.0 million, or 16.7%, to $928.6 million compared to $795.5 million at December 31, 2016. The primary reason for the increase is due to net loans with an increase of $124.1 million, or 19.9%. The increase in net loans was due to an increase in commercial loans of $66.4 million, or 39.9%, an increase in commercial real estate loans of $50.0 million, or 14.9%, and an increase in consumer loans of $8.7 million, or 140.3%. Total liabilities increased $126.1 million, or 18.4%, due to higher deposits and borrowings. Deposits were $725.3 million as of September 30, 2017 representing an increase of $97.3 million, or 15.5%, compared to December 31, 2016. The primary reason for the increase in deposits was due to an increase in time deposits of $41.7 million, or 45.9%, an increase of $50.8 million, or 35.0%, in money market deposits, and an increase of $6.5 million, or 5.9%, in savings deposits. Borrowings increased $28.5 million, or 57.2%, to $78.4 million as of September 30, 2017.

As of September 30, 2017, shareholders’ equity was $116.1 million compared to $109.1 million at December 31, 2016 representing an increase of $6.9 million, or 6.3%. The increases are primarily due to year-to-date net income of $6.2 million.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. Approximately 52.2% of Provident Bancorp, Inc. outstanding shares are owned by Provident Bancorp, a Massachusetts corporation and a mutual holding company. The Provident Bank is an innovative, commercial bank that finds solutions for our business clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF).For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrower to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	September 30,	December 31,
(In thousands)	2017	2016
Assets	(unaudited)
Cash and due from banks	$8,720	$7,939
Interest-bearing demand deposits with other banks	8,827	2,637
Money market mutual funds	30	129
Cash and cash equivalents	17,577	10,705
Investments in available-for-sale securities (at fair value)	109,684	117,867
Federal Home Loan Bank stock, at cost	3,737	2,787
Loans, net	748,537	624,425
Assets held-for-sale	3,213	-
Bank owned life insurance	25,362	19,395
Premises and equipment, net	11,156	11,587
Accrued interest receivable	2,635	2,320
Deferred tax asset, net	4,809	4,913
Other assets	1,869	1,544
Total assets	$928,579	$795,543

Liabilities and Equity
Deposits:
Noninterest-bearing	$170,089	$158,075
Interest-bearing	555,184	469,907
Total deposits	725,273	627,982
Federal Home Loan Bank advances	78,365	49,858
Other liabilities	8,887	8,554
Total liabilities	812,525	686,394
Shareholders' equity:
Preferred stock; authorized 50,000 shares: no shares issued and outstanding	-	-
Common stock, no par value: 30,000,000 shares authorized; 9,652,448 shares issued, 9,627,988 shares outstanding at September 30, 2017 and 9,652,448 issued and outstanding at December 31, 2016	-	-
Additional paid-in capital	44,274	43,393
Retained earnings	72,403	66,229
Accumulated other comprehensive income	2,786	2,622
Unearned compensation - ESOP	(2,917)	(3,095)
Treasury stock: 24,460 shares at September 30, 2017	(492)	-
Total shareholders' equity	116,054	109,149
Total liabilities and shareholders' equity	$928,579	$795,543

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
Interest and dividend income:	(unaudited)
Interest and fees on loans	$8,403	$6,611	$23,547	$18,861
Interest and dividends on securities	822	807	2,597	2,549
Interest on interest-bearing deposits	14	8	23	22
Total interest and dividend income	9,239	7,426	26,167	21,432
Interest expense:
Interest on deposits	783	539	2,031	1,623
Interest on Federal Home Loan Bank advances	222	174	633	468
Total interest expense	1,005	713	2,664	2,091
Net interest and dividend income	8,234	6,713	23,503	19,341
Provision for loan losses	1,012	163	2,467	484
Net interest and dividend income after provision for loan losses	7,222	6,550	21,036	18,857
Noninterest income:
Customer service fees on deposit accounts	380	339	1,064	936
Service charges and fees - other	488	427	1,471	1,293
Gain on sale of securities, net	1,851	438	2,391	475
Bank owned life insurance income	167	147	467	460
Other income	11	12	75	101
Total noninterest income	2,897	1,363	5,468	3,265
Noninterest expense:
Salaries and employee benefits	3,943	3,219	11,346	9,500
Occupancy expense	411	412	1,332	1,194
Equipment expense	149	162	456	471
FDIC assessment	75	103	216	293
Data processing	177	163	543	491
Marketing expense	81	70	231	178
Professional fees	227	299	656	876
Directors' fees	133	81	433	226
Other	718	703	2,197	1,987
Total noninterest expense	5,914	5,212	17,410	15,216
Income before income tax expense	4,205	2,701	9,094	6,906
Income tax expense	1,434	940	2,920	2,295
Net income	$2,771	$1,761	$6,174	$4,611

Income per share:
Basic	$0.30	0.19	0.67	0.50
Diluted	$0.30	0.19	0.67	0.50

Weighted Average Shares:
Basic	9,201,634	9,179,269	9,196,046	9,173,331
Diluted	9,213,056	9,179,269	9,196,046	9,173,331

Provident Bancorp, Inc.

Selected Financial Ratios

	At or for the three		At or for the nine
	months ended		months ended
	September 30,		September 30,
	2017	2016	2017	2016
(unaudited)
Performance Ratios:
Return on average assets (1)	1.24%	0.93%	0.96%	0.82%
Return on average equity (1)	9.59%	6.52%	7.16%	5.85%
Interest rate spread (1) (3)	3.70%	3.53%	3.69%	3.46%
Net interest margin (1) (4)	3.89%	3.72%	3.87%	3.64%
Non-interest expense to average assets (1)	2.65%	2.74%	2.72%	2.72%
Efficiency ratio (5)	53.13%	64.54%	60.09%	67.31%
Average interest-earning assets to
average interest-bearing liabilities	141.03%	148.84%	141.72%	147.28%
Average equity to average assets	12.97%	14.21%	13.45%	14.07%

	At	At	At
	September 30,	December 31,	September 30,
(unaudited)	2017	2016	2016
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.44%	1.36%	1.40%
Allowance for loan losses as a percent of non-performing loans	193.59%	542.98%	590.56%
Non-performing loans as a percent of total loans (2)	0.74%	0.25%	0.24%
Non-performing loans as a percent of total assets	0.61%	0.20%	0.18%
Non-performing assets as a percent of total assets (6)	0.61%	0.20%	0.18%

(1)	Annualized.
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains on securities available for sale, net.
(6)	Represents non-accrual loans plus loans accruing but 90 days overdue and OREO.